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                   AMENDMENT NO. 1 TO 3TEC ENERGY CORPORATION
                 2000 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     Section VII(a) of the 3TEC Energy Corporation 2000 Non-Employee Directors Stock Option Plan (the "Plan") is hereby deleted in its entirety and replaced with the following:

     (a) An option to purchase 15,000 shares of common stock of the Company shall be granted automatically to each Non-employee Director upon the date on which such director first becomes a Non-employee Director. On the first trading day on or after January 1st of each year, each Non-employee Director who is then serving and has served as a Non-employee Director for more than six (6) months shall be granted an Option as of such date to purchase 10,000 shares of Stock. If, as of any date that the Plan is in effect, there are not sufficient shares of Stock available under the Plan to allow for the grant to each Non-employee Director of an Option for the number of shares provided herein, each Non-employee Director shall receive an Option for his pro-rata share of the total number of shares of Stock then available under the Plan. The specific terms of the Options are subject to the provisions of this Article 7 and shall be subject to adjustment as provided in Article V hereof.

     This Amendment was approved by the Board of Directors of 3TEC Energy Corporation and is effective this 11th day of December, 2001.

                                 3TEC ENERGY CORPORATION


                                 By:_____________________________________
                                 Name:    Floyd C. Wilson
                                 Title:   Chief Executive Officer and
                                          Chairman of the Board